                                                                               NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2014
SECOND QUARTER FINANCIAL RESULTS

• North American Pressure-Pumping Sector Remains Weak
• Sales to Asia Continued at Record Levels
• Net Cash at December 27, 2013 was $6,059,000
• Six-Month Backlog at December 27, 2013 was $56,161,000

RACINE, WISCONSIN—January 28, 2014— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2014 second quarter ended December 27, 2013.

Sales for the fiscal 2014 second quarter, declined to $63,212,000, from $72,325,000 for the same period last year.  Year-to-date, sales were $129,638,000, compared to $141,118,000 for the fiscal 2013 first half.  The decrease in sales resulted from a lower level of business in both North America and Europe.  Offsetting this were higher shipments to customers in the Company’s Asian markets.  Sales to customers serving the global mega yacht market remained at historical lows in the quarter, while demand remained steady for equipment used in the industrial, and airport rescue and fire fighting (ARFF) markets.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Unfavorable trends in the North American pressure-pumping market continue to weigh on our financial results.  We anticipate this market will remain weak for the next several quarters as fracking operators have improved the efficiency of managing their fleets, which has delayed the product ordering cycle.  To help insulate our business from product and geographic downturns, we have focused our efforts on improving our product and geographic diversity.  Commercial marine and oil and gas sales to customers in Asia remain strong and we continue to set record sales for the region.  We remain focused on business strategies that diversify sales, improve profitability, invest in our facilities and continue new product development, while conservatively managing our balance sheet.”

Gross margin for the fiscal 2014 second quarter was 29.3 percent, compared to 30.8 percent in the fiscal 2013 second quarter.  The decrease in fiscal 2014 second quarter gross margin was the result of lower sales volumes and a less profitable mix of business.  Year-to-date, gross margin was 30.2 percent, compared to 29.6 percent for the fiscal 2013 first half.

For the fiscal 2014 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 27.2 percent, compared to 23.2 percent for the fiscal 2013 second quarter.  ME&A expenses increased $415,000 versus the same period last fiscal year.  Year-to-date, ME&A expenses, as a percentage of sales, were 25.2 percent, compared to 23.7 percent for the fiscal 2013 first six months.  For the fiscal 2014 first half, ME&A expenses decreased $688,000 versus the same period last fiscal year.  The Company continues to focus on controlled spending at its global operations.

The effective tax rate for the second quarter of fiscal 2014 is 54.9 percent, which is significantly higher than the prior year rate of 34.7 percent.  However, the effective rates are inflated due to the non-deductibility of operating losses in a certain jurisdiction that is subject to a full valuation allowance.  Adjusting for these non-deductible losses, the second quarter fiscal 2014 rate would have been approximately 29.8 percent, which is essentially in line with the adjusted fiscal 2013 rate of 31.2 percent.  The effective rate for the first half of fiscal 2014 is 62.1 percent, which is significantly higher than the prior year rate of 38.3 percent.  Adjusting both for the non-deductible losses, the first half fiscal 2014 rate would have been approximately 37.0 percent compared to 33.1 percent for fiscal 2013.  The fiscal 2014 rate is somewhat higher due to discrete items recorded in the first quarter related to adjustments to tax on foreign earnings.

Net earnings attributable to Twin Disc for the fiscal 2014 second quarter were $518,000, or $0.05 per diluted share, compared to earnings of $3,360,000, or $0.29 per diluted share, for the fiscal 2013 second quarter. Year-to-date, net earnings attributable to Twin Disc were $1,795,000, or $0.16 per diluted share, compared to $4,591,000, or $0.40 per diluted share for the fiscal 2013 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $4,025,000 for the fiscal 2014 second quarter, compared to $8,217,000 for the fiscal 2013 second quarter.  For the fiscal 2014 first half, EBITDA was $10,631,000, compared to $13,483,000 for the fiscal 2013 comparable period.

Christopher J. Eperjesy, Vice President — Finance, Chief Financial Officer and Treasurer, stated: “We ended the fiscal 2014 second quarter with net cash of $6,059,000 as a result of positive changes in working capital we have achieved throughout fiscal 2014 and reductions to our debt outstanding.  At December 27, 2013 we had total debt of $21,065,000 compared to cash and cash equivalents of $27,124,000.  We generated free cash flow of $7,757,000 in the fiscal 2014 second quarter and $16,613,000 through the first six months of fiscal 2014.  We believe the best uses of capital are to fund growth initiatives and invest in our operations.  Year-to-date, we have invested $3,004,000 in capital expenditures and we anticipate investing $10,000,000 to $15,000,000 in capital expenditures for fiscal 2014 as we continue to upgrade our facilities.”

Mr. Batten concluded: “Our six-month backlog at December 27, 2013 was $56,161,000, compared to $58,053,000 at September 27, 2013 and $68,230,000 at December 28, 2012.  The six-month backlog reflects continued weakness in demand from the North American oil and gas market, which we anticipate will continue for the balance of fiscal 2014.  Demand from customers in Asia and for our commercial marine products will help offset the continued weakness of the North American pressure-pumping market, but we anticipate our results for the fiscal 2014 second half will be similar to our first half results.  While our near-term results will be challenging, we remain excited about our long-term opportunities.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 3:00 p.m. Eastern Time on Tuesday, January 28, 2014. To participate in the conference call, please dial 877-941-8416 five to ten minutes before the call is scheduled to begin. A replay will be available from 6:00 p.m. January 28, 2014 until midnight February 4, 2014. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4662760.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	27-Dec 2013	28-Dec 2012	27-Dec 2013	28-Dec 2012

Net sales	$63,212	$72,325	$129,638	$141,118
Cost of goods sold	44,668	50,014	90,427	99,391
Gross profit	18,544	22,311	39,211	41,727

Marketing, engineering and
administrative expenses	17,185	16,770	32,702	33,390
Restructuring of operations	-	-	1,094	-
Earnings from operations	1,359	5,541	5,415	8,337
Interest expense	223	329	477	635
Other (income) expense, net	(119)	(22)	(153)	105
Earnings before income taxes and noncontrolling interest	1,255	5,234	5,091	7,597
Income taxes	689	1,815	3,161	2,912

Net earnings	566	3,419	1,930	4,685
Less: Net earnings attributable to
noncontrolling interest, net of tax	(48)	(59)	(135)	(94)
Net earnings attributable to Twin Disc	$518	$3,360	$1,795	$4,591

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.05	$0.30	$0.16	$0.41
Diluted earnings per share attributable to Twin Disc common shareholders	$0.05	$0.29	$0.16	$0.40

Weighted average shares outstanding data:
Basic shares outstanding	11,264	11,366	11,251	11,368
Diluted shares outstanding	11,270	11,434	11,257	11,441

Dividends per share	$0.09	$0.09	$0.18	$0.18

Comprehensive income:
Net earnings	$566	$3,419	$1,930	$4,685
Other comprehensive income: Foreign currency translation adjustment	1,119	2,130	2,999	3,394
Benefit plan adjustments, net	528	652	978	1,320
Comprehensive income	2,213	6,201	5,907	9,399
Comprehensive income attributable to noncontrolling interest	(48)	(59)	(135)	(94)
Comprehensive income attributable to Twin Disc	$2,165	$6,142	$5,772	$9,305

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	27-Dec 2013	28-Dec 2012	27-Dec 2013	28-Dec 2012
Net earnings attributable to Twin Disc	$518	$3,360	$1,795	$4,591
Interest expense	223	329	477	635
Income taxes	689	1,815	3,161	2,912
Depreciation and amortization	2,595	2,713	5,198	5,345
Earnings before interest, taxes, depreciation and amortization	$4,025	$8,217	$10,631	$13,483

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts; unaudited)

	December 27,	June 30,
	2013	2013
ASSETS
Current assets:
Cash	$27,124	$20,724
Trade accounts receivable, net	34,907	46,331
Inventories, net	102,590	102,774
Deferred income taxes	5,283	5,280
Other	11,183	13,363

Total current assets	181,087	188,472

Property, plant and equipment, net	61,100	62,315
Goodwill	13,438	13,232
Deferred income taxes	6,782	7,614
Intangible assets, net	3,028	3,149
Other assets	9,094	10,676

TOTAL ASSETS	$274,529	$285,458

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,643	$3,681
Accounts payable	19,890	20,651
Accrued liabilities	34,188	39,171

Total current liabilities	57,721	63,503

Long-term debt	17,422	23,472
Accrued retirement benefits	46,865	48,290
Deferred income taxes	2,666	2,925
Other long-term liabilities	3,923	3,706

Total liabilities	128,597	141,896

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,368	13,183
Retained earnings	183,874	184,110
Accumulated other comprehensive loss	(21,882)	(25,899)

	173,360	171,394
Less treasury stock, at cost (1,834,595 and 1,886,516 shares, respectively)	28,095	28,890

Total Twin Disc shareholders' equity	145,265	142,504

Noncontrolling interest	667	1,058
Total equity	145,932	143,562

TOTAL LIABILITIES AND EQUITY	$274,529	$285,458

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Six Months Ended
	December 27, 2013	December 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,930	$4,685
Adjustments to reconcile to net earnings to cash provided
by operating activities:
Depreciation and amortization	5,198	5,345
Restructuring of operations	1,094	-
Other non-cash changes, net	(18)	1,599
Net change in working capital, excluding cash	11,413	463
Net cash provided by operating activities	19,617	12,092

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(3,004)	(3,529)
Proceeds from sale of fixed assets	46	35
Other, net	(244)	(293)
Net cash used by investing activities	(3,202)	(3,787)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of notes payable	(39)	(51)
(Payments of) proceeds from long-term debt	(6,052)	1,892
Proceeds from exercise of stock options	-	189
Dividends paid to shareholders	(2,031)	(2,055)
Acquisition of treasury stock	-	(3,069)
Dividends paid to noncontrolling interest	(486)	(204)
Excess tax benefits from stock compensation	524	1,276
Payments of withholding taxes on stock compensation	(2,170)	(1,700)
Net cash used by financing activities	(10,254)	(3,722)

Effect of exchange rate changes on cash	239	286

Net change in cash	6,400	4,869

Cash:
Beginning of period	20,724	15,701

End of period	$27,124	$20,570

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